Exhibit 99.1

FOR IMMEDIATE RELEASE
CONTACT:

Cheryl Isen, Principal, Isen and Company
(425) 222-0779 or Cheryl@IsenandCo.com

Investor questions: Rick Lutz, LC Group
(404) 261-1196 or LCGroup@mindspring.com

LIMELIGHT MEDIA GROUP NAMES KEY INDUSTRY EXECUTIVE TO THE BOARD
Former Microsoft Executive Selected to Help Guide Company Expansion

Seattle, WA September 29, 2005—Limelight Media Group, Inc. (OTCBB: LMMG) an innovator in the content, creation and management of out-of-home digital advertising and information networks, announced today that it has named Joachim Kempin, former senior vice president of Microsoft’s OEM division (Nasdaq ‘MSFT’), to the company’s board of directors. As a well-respected industry executive, Kempin provides solid experience from a well-run, highly successful company and a wealth of industry knowledge that will compliment the combined experience of the executive team.

The Limelight executive management team was very pleased to add such luminary talent the company’s board. David Lott, CEO of Limelight Media Group stated, “As we navigate the next phase of our growth we will be faced with defining new industry standards for out of home media and advertising and we are fortunate to be able to tap into Joachim’s experience to help guide our initiatives.” Laird Laabs, president of Limelight Media Group and IMPART, a wholly-owned subsidiary of Limelight, added, “As a leader in an emerging industry, IMPART faces a myriad of opportunities and we welcome the perspective and guidance that Joachim can offer the company at this crucial time in our growth.”

About Limelight Media Group, Inc.
Limelight Media Group, Inc., (OTC Bulletin Board: LMMG), headquartered in Seattle, Washington, is a rapidly expanding digital signage leader in the emerging out-of-home media sector, which is beginning to take center stage with advertisers. The company is growing through a consolidation strategy that includes acquiring the industries best and brightest talent and most advanced solutions to create a broad, integrated one-stop communications media company focused on digital signage and networked advertising offerings for leading brands in industries such as retail, grocery, banking, restaurants, hospitality, government and public spaces, among others. The company’s digital media solutions enable the simultaneous delivery of video content to a variety of remote audiences in real time, allowing for immediate customization of messages through a centralized network operations center. More information can be found at these websites: www.limelightmedia.com and www.impartinc.com.

This release includes projections of future results and "forward-looking statements" as that term is defined in Section 27A of the Securities Act of 1933 as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934 as amended (the "Exchange Act"). All statements that are included in this release, other than statements of historical fact, are forward-looking statements. Although the respective managements of IMPART and Limelight believe that the expectations reflected in these forward-looking statements are reasonable, they can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the expectations are disclosed in this release, including, without limitation, in conjunction with those forward-looking statements contained in this release.

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